UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2018

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

388 Greenwich Street, New York, New York (Address of principal executive offices)		10013 (Zip Code)

(212) 559-1000

(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CITIGROUP INC.

Current Report on Form 8-K

Item 8.01.	Other Events.

On February 15, 2018 (the Grant Date), the Personnel and Compensation Committee (the Committee) of the Board of Directors of Citigroup Inc. (Citi) approved incentive compensation awards for 2017 performance to CEO Michael Corbat and other senior executives. In determining incentive compensation awards for 2017, the Committee noted the strong operating performance of Citi in 2017. Although Citi reported a net loss of $6.2 billion for full year 2017, or $2.76 per share, these results included an estimated $22 billion non-cash charge related to the impact of the Tax Cuts and Jobs Act of 2017 (Tax Reform). Excluding the impact of Tax Reform, Citi’s net income of $15.8 billion increased nearly $1 billion compared to 2016.

In making the decision on CEO pay, the Committee considered the progress made towards reaching the financial goals introduced at Citi’s 2017 Investor Day and Citi’s solid 2017 operating performance, including:

•	Adjusted earnings per share were $5.33 for full year 2017, up 13% from 2016.
•	Citi’s 2017 results reflected revenue growth and positive operating leverage in the Institutional Clients Group as well as every region in Global Consumer Banking.
•	Citi’s efficiency ratio improved by over 150 basis points from 2016 and ended the year in line with Citi’s previously stated target of a 58% efficiency ratio for full year 2017.
•	Citi continued to optimize its capital base while maintaining a strong capital and liquidity position.
•	Citi received a non-objection from the Federal Reserve Board for the capital plan submitted as part of 2017 CCAR.
•	Citi returned more than $17 billion of capital to common shareholders through share repurchases and dividends in 2017, an increase of over 60% from 2016.
•	Citi received feedback from the Federal Reserve Board and the Federal Deposit Insurance Corporation that neither agency found deficiencies in Citi’s 2017 Resolution Plan.

In addition to Citi’s positive operating results, the Committee considered market levels of pay for the CEO role at peer institutions and Citi’s significantly improved total shareholder returns. Citi ranked third and in the top quartile in 2017 total shareholder return as compared to firms in its compensation peer group. Using Citi’s balanced scorecard approach to determining pay, the Committee also favorably assessed Mr. Corbat’s exceptional leadership in multiple critical areas, including setting strategic direction, risk management, talent management, and external stakeholder relations.

The Committee determined that Mr. Corbat’s annual compensation for 2017 is $23 million, consisting of his previously established base salary of $1.5 million and a total incentive award of $21.5 million, which is a 48% increase from his 2016 annual compensation of $15.5 million. As in past years, the CEO total incentive award was delivered in a mix of cash, deferred stock awarded under Citi’s Capital Accumulation Program (CAP), and Performance Share Units (PSUs).

CEO Compensation for 2017
Element	Form	Amount
Base Salary	Cash	$1.5 million
Cash Incentive	Cash (30% of total incentive award)	$6.45 million
Deferred Incentive	Deferred Stock (35% of total incentive award) Vests ratably over 4 years subject to performance conditions	$7.525 million
	Performance Share Units (35% of total incentive award) Vest based on return on tangible common equity and cumulative earnings per share performance over 3 years	$7.525 million
Total		$23 million

Consistent with prior years, the number of shares of deferred stock granted was determined by dividing the nominal amount awarded in deferred stock by the average of the closing prices of Citi common stock in the five business days immediately preceding the Grant Date ($74.44). The target number of PSUs was also determined by dividing the nominal amount awarded as PSUs by that five-day average price.

Additional information regarding Citi’s incentive compensation programs, including an explanation of the material elements of the compensation for 2017 awarded to Mr. Corbat and the other named executive officers, will be presented in Citi’s 2018 Proxy Statement, which is expected to be filed with the Securities and Exchange Commission in March 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIGROUP INC.
Dated: February 16, 2018
	By:	/s/ Rohan Weerasinghe
Name: Rohan Weerasinghe Title: General Counsel and Corporate Secretary